BELL MICROPRODUCTS INC.

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668
ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS THIRD QUARTER FINANCIAL RESULTS
Achieves Year over Year Quarterly Revenue Growth of 31% and EPS of $0.10
Generates Record Quarterly Revenue of $729 Million
Significant Improvement in Gross and Operating Margins

SAN JOSE, CA—(October 27, 2004)— Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the third quarter ended September 30, 2004.

Revenues increased 31% to a record $729 million for the third quarter of 2004, as compared to last year’s third quarter revenues of $555 million. Net earnings for the third quarter were $2.8 million, or $0.10 per share on 28.6 million diluted shares. This compares to last year’s third quarter net earnings of $0.4 million, or $0.02 per share on 23.1 million diluted shares.

Revenues also reached a record for the first nine months of 2004, increasing 27% to $2.02 billion as compared to revenues for the first nine months of 2003 of $1.59 billion. Net earnings for the first nine months of 2004 were $5.5 million, or $0.20 per share on 28.1 million diluted shares. This compares to the first nine months of 2003 GAAP net loss of $6.9 million, or $0.33 per share on 20.9 million basic shares.

Commenting on the third quarter 2004 financial results, W. Donald Bell, President and CEO of Bell Microproducts said, “We are pleased to report record third quarter revenues and improved profitability. We generated revenue improvement in all geographies and all major product categories compared to last year’s third quarter. Our gross profit margins increased both year-over-year and sequentially due primarily to improved sales and associated services in our solutions product category, as well as improved margins in most major product groups. The higher gross margins, combined with controlling operating expenses as a percentage of sales, resulted in a significant increase in our operating margins and overall profitability, both year-over-year and sequentially. Our Operating Margin increased sequentially by 40 basis points to 1.3% of Revenue and was driven by strong profit performance in the Company’s North American operations and a significant improvement in performance in Europe”

Mr. Bell added, “We are pleased to have achieved another record sales quarter and a significant improvement in profitability. Our relative growth versus the industry suggests that Bell Micro is continuing to gain market share from our competitors. The significant improvement in profitability is due to strong execution by our team across all major business units. Furthermore, we believe we are well positioned to achieve continued improvement in sales and profitability in Q4 and expect to continue this trend in 2005.”

Geographic Highlights

•	Revenue in the third quarter was split among the Company’s geographies as follows: North America 42%, Europe 47%, and Latin America 11%.

•	North American revenue increased 25% compared with the third quarter of 2003, driven by a 48% increase in Solutions sales. On a sequential basis, North American revenue increased 17%.

•	Latin American revenue increased 36% compared with the third quarter of 2003 driven by internal growth of 20%, as well as the acquisition of EBM Mayorista, S.A. de C.V. in Mexico, which occurred in October of 2003. On a sequential basis, Latin American revenue decreased 1% primarily due to seasonal factors.

•	European revenue increased 36% compared with the third quarter of 2003, driven by internal growth of 15% as well as the acquisition of OpenPSL, which occurred in June of 2004. On a sequential basis, European revenue increased 19%, driven by internal growth of 10% and the balance from the acquisition.

Solutions and Components and Peripherals Highlights

•	In the third quarter of 2004, Solutions represented 53% of the Company’s product mix and Components and Peripherals accounted for 47% of the mix.

•	The Solutions category of the Company’s business increased 44% as compared with the third quarter of 2003 and 15% as compared with the second quarter of 2004. The growth was led by strong year-over-year sales improvements in storage systems, computer platforms, fiber channel and software as well as margin improvements sequentially in these strategic categories.

•	The Components and Peripherals products category of the Company’s business increased 19% compared with the third quarter of 2003 and 17% as compared to the second quarter of 2004. After a fall off in the second quarter of 2004, disk drives sales rebounded in the third quarter, increasing by 22% sequentially. Margins also improved. As a percent of total sales, disk drives represented 27% in the third quarter of 2004 compared to 34% in the third quarter of 2003 and 25% in the second quarter of 2004.

Operating Trends

Gross profit margins in the third quarter of 2004 were 8.1%, an increase of 30 basis points compared to the 7.8% reported both in the third quarter of 2003 and the second quarter of 2004. The year-over-year and sequential increase in gross profit margins was due to a positive mix shift to higher margin Solutions Products, as well as improving margins in most product segments.

Although operating expense dollars increased, operating expenses decreased 10 basis points as a percent of sales to 6.8% compared with the second quarter of 2004, and were flat as compared with the third quarter of 2003. The quarter results include a full quarter of expenses from the company’s acquisition of Open PSL in late June. Operating expenses in the quarter included approximately $2 million relating to actions required to return the Company’s BMS business unit in Europe to profitability, severance costs for terminated personnel, and expenses related to Sarbanes-Oxley Section 404 compliance. Excluding these items, operating expenses as a percent of sales would have been 6.5%.

Inventories were $262 million at September 30, 2004 as compared to $225 million at June 30, 2004 and $229 million at September 30, 2003. This resulted in average days in inventory of 35 days in the third quarter of 2004 which was the same as the 35 days in the second quarter of 2004, and down from 40 days in the third quarter of 2003.

Accounts Receivable were $361 million at September 30, 2004 as compared to $355 million at June 30, 2004 and $287 million at September 30, 2003. Days sales outstanding (DSO) declined to 45 days in the third quarter of 2004 versus 51 days in the second quarter of 2004 and were also down from 47 days in the third quarter of 2003.

The Company’s Cash Conversion Cycle was 46 days, a two day improvement from the second quarter. Overall Working Capital increased, but at a lower rate than sales growth during the quarter. Total debt increased to $292 million as of September 30, 2004 compared to $252 million at June 30, 2004.

Management Discussion and Outlook

Mr. Bell concluded, “Bell Microproducts’ results for the first nine months of 2004 and the third quarter have shown significant improvement over last year. The third quarter ended on a strong note as September 2004 was the best sales month in the history of the Company. Additionally, our efforts to drive increased profitability throughout the Company resulted in strong performance in the Americas and significant improvement in our European operations, and enabled us to post this strong sequential earnings improvement.

During the quarter, Bell Microproducts was recognized by several strategic partners for our role in supporting their businesses. We received the QLogic North American Distributor of the Year Award. Bell Micro won the same award last year, making it the sole recipient in the award’s two year history. We were also recognized by Overland Data as their Distributor of the Year. In Europe our OpenPSL unit was recognized by HP as the best start up partner for their line of Integrity servers. We also received an award from Fujitsu/Siemens as their largest distributor in key geographies throughout Europe. During the quarter we also added or expanded strategic alliances with product manufacturers including Hitachi Data Systems, StorageTek, and Xiotech.”

“While there have recently been mixed signals in the technology marketplace, we believe our business model is working. We expect continued improvement in the market for the product categories that we distribute. We are forecasting continued growth in the final quarter of the year and, as a result, expect to set another revenue record in 2004, accompanied by a significant improvement in profitability. Based upon the information available to us at this time, we are increasing our fourth quarter and full year 2004 sales guidance and tightening our EPS guidance to the higher-end of our previously announced range. We expect fourth quarter year-over-year sales to increase sequentially between 4% and 8% to a range of $760 million to $790 million, with EPS of $0.16 to $0.20 and expect sales for the full year to increase approximately 25% to 26% over 2003 to a range of $2.78 billion to $2.81 billion, with EPS of $0.36 to $0.40.”

“Our mission is to generate exceptional value for our shareholders, customers, vendor partners, and employees by continually increasing our position — and depth of this position – as a worldwide leader in the distribution of storage and computer systems solutions. Our recent accomplishments and the acceleration of our growth and profitability are a clear sign that we are making progress in the pursuit of our goals.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss second quarter results at 4:30 PM Eastern on Wednesday, October 27, 2004. A live Internet broadcast of the Company’s conference call will be available via the Company’s web site.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts’ ISO 9002 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage and Trademark® computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash	$8,247	$4,904
Accounts receivable, net	361,387	309,905
Inventories	262,363	256,992
Prepaid expenses and other current assets	25,097	23,595

Total current assets	657,094	595,396

Property and equipment, net	41,550	43,545
Goodwill and other intangibles	98,490	66,780
Other assets	11,442	7,278
Total assets	$808,576	$712,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$249,758	$250,494
Borrowings under lines of credit	220	3,009
Short-term note payable and current portion of
long-term notes payable	8,607	11,848
Other accrued liabilities	57,336	46,411

Total current liabilities	315,921	311,762
Borrowings under lines of credit	119,573	127,416
Long-term notes payable	164,308	77,608
Other long-term liabilities	4,116	2,803
Total liabilities	603,918	519,589

Shareholders' equity:
Common Stock	162,627	157,251
Retained earnings	26,374	20,837
Cumulative translation adjustment	15,657	15,322
Total shareholders' equity	204,658	193,410

Total liabilities and shareholders’ equity	$808,576	$712,999

BELL MICROPRODUCTS INC.
STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net sales	$728,731	$555,476	$2,019,350	$1,590,767
Cost of sales	670,023	512,391	1,862,287	1,470,848

Gross profit	58,708	43,085	157,063	119,919
Operating expenses:
Selling, general and administrative expenses	49,266	37,990	135,188	115,232
Restructuring costs	—	—	—	1,383

Total operating expenses	49,266	37,990	135,188	116,615
Income from operations	9,442	5,095	21,875	3,304
Interest expense	(4,493)	(4,208)	(12,161)	(12,412)

Income (loss) before income taxes	4,949	887	9,714	(9,108)
Provision for (benefit from) income taxes	2,175	513	4,177	(2,186)

Net income (loss)	$2,774	$374	$5,537	$(6,922)

Earnings (loss) per share
Basic	$0.10	$0.02	$0.20	$(0.33)

Diluted	$0.10	$0.02	$0.20	$(0.33)

Shares used in per share calculation
Basic	27,990	22,471	27,418	20,913

Diluted	28,553	23,098	28,097	20,913